Exhibit 99.1

MySize Reports Second Quarter Financial Results with Record Revenue Growth

●	2nd Consecutive Quarter of Record Revenues; Operating and Net Loss Narrow
●	2022 Guidance of At Least $5 Million Revenue Based on Existing Business

Airport City, Israel – August 16, 2022 – MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today reported financial and operational results for the second quarter ended June 30, 2022.

Key Financial Highlights for the Second Quarter Ended June 30, 2022 Compared to Prior Year Period

●	Revenue increased 2570% to $801,000, primarily attributable to revenue generated following acquisition of Orgad
●	MySizeID revenue increased 63% to $49,000
●	Gross profit increased 973% to $322,000
●	Operating loss decreased 62% to $1,651,000
●	Net loss decreased 60% to $1,716,000
●	Cash balance at June 30, 2022 of $6.5 million
●	Inventory balance at June 30, 2022 of $1.2 million

Recent Business & Operational Highlights

●	7 for All Mankind (Brazil), a premium global clothing brand, licensed MySizeID apparel sizing solution to boost sales, reduce returns, and increase environmental sustainability; MySizeID sizing solution is expected to go live for 7 For All Mankind (Brazil) customers Q3 2022
●	British Luxury Brand Temperley London licensed MySizeID to support its commitment to sustainability while enhancing business economics and user experience
●	Strong interest from retailers in MySize’s recently launched FirstLook Smart Mirror, an interactive, mirror-like touch display that provides shoppers in physical stores with an enhanced, online shopping experience and contactless checkout
●	Integrated Orgad, an omnichannel e-commerce platform, acquired Q1 2022

Management Commentary

“Revenue and gross profit growth, coupled with narrowing operating and net loss during the second quarter validate our business strategy and underscore MySize’s ability to efficiently acquire and integrate accretive omnichannel retail operations. We achieved $1.2 million in revenues during the first six months of the year, and we reiterate revenue guidance of at least $5 million for 2022,” stated MySize CEO Ronen Luzon.

“We’ve invested in Orgad’s infrastructure and inventory with an aim to increase their SKU capacity and corresponding revenues as we look ahead to the upcoming holiday shopping season in the fourth quarter. As Orgad’s business scales, we expect wider margin contributions from this business unit. We are also opportunistically evaluating additional acquisition targets that may make similar contributions to our top and bottom line.”

“MySizeID sizing app revenues, 100 percent of which flow directly into our gross profits, continue to increase and we expect this trend to continue. During the third quarter, we anticipate the first revenues from our recently launched FirstLook Smart Mirror,” Luzon concluded.

Financial Results for Six Months Ended June 30, 2022

●	Revenue for the three months ended June 30, 2022 increased by 2570% to $801,000 compared to $30,000 for the three months ended June 30, 2021. The increase was primarily attributable to $752,000 in revenue generated from Orgad during the second quarter of 2022.
●	Gross profit for the three months ended June 30, 2022 increased by 973% to $322,000, compared to $30,000 for the three months ended June 30, 2021. The resulting gross margin for the three months ended June 30, 2022 was 40%, compared to 100% for the three months ended June 30, 2021. The increase in gross profit in comparison with the corresponding period was due to the cost of goods of the revenues generated from Orgad’s operations.
●	Operating expenses for the three months ended June 30, 2022 decreased by 55% to $1,974,000, compared to $4,343,000 for the three months ended June 30, 2021. The decrease was mainly due to increased costs in the second quarter of 2022 associated with the Orgad acquisition and a decrease in R&D expenses from the same period in 2021 when a one-time $2.6 million share issuance was recorded.
●	Operating loss for the three months ended June 30, 2022 totaled $1,652,000, a decrease of $2,661,000, or 62%, compared to an operating loss of $4,313,000 for the three months ended June 30, 2021.
●	Net loss for the three months ended June 30, 2022 totaled $1,716,000, a decrease of $2,624,000, or 60%, compared to a net loss of $4,340,000 for the three months ended June 30, 2021. The resulting EPS loss per share was ($0.07) for the three months ended June 30 2022, compared to ($0.33) for the three months ended June 30, 2021.
●	Cash and cash equivalents totaled $6.5 million at June 30, 2022, a decrease of $4.2 million compared to $10.7 million at December 31, 2021.
●	The Company has no material long-term debt on its balance sheet.

About MySize Inc.

MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO

ir@mysizeid.com